Registration No. 333-100334

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GROUPE DANONE

(Exact name of Registrant as specified in its charter)

France	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

17, Boulevard Haussmann

75009 Paris, France

(Address of Registrant’s principal executive offices)

1997 International Share Subscription and Share Purchase Option Plan

1999 International Share Purchase Option Plan

2001 International Share Purchase Option Plan

(Full title of the plans)

The Dannon Company, Inc.

100 Hillside Avenue

White Plains, New York 10603

(914) 872-8400

(Name, address and telephone number of agent for service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-100334 (the “Registration Statement”) is being filed to deregister certain Ordinary Shares, nominal value €0.25 per share (the “Shares”), of Groupe Danone (the “Registrant”) that were registered for issuance pursuant to the 1997 International Share Subscription and Share Purchase Option Plan, the 1999 International Share Purchase Option Plan and the 2001 International Share Purchase Option Plan (the “Plans”). The Registration Statement registered 231,700 Shares issuable pursuant to the Plans.

On July 5, 2007, the Registrant filed a Form 15F with the Securities and Exchange Commission to effect the deregistration of its Shares. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Shares registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Groupe Danone, a corporation organized and existing under the laws of France, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paris, France on the 5th day of July, 2007.

GROUPE DANONE
(Registrant)
Dated: July 5, 2007
	By:	/s/ Franck Riboud
Name: Franck Riboud
Title: Chief Executive Officer